Good morning. I am Leanne Marilley, director of Investor Relations, for Norfolk Southern Corporation.  Before we begin today's program, I would like to mention a few housekeeping items.

First, we would like to welcome those who are listening on the Internet.  As a reminder, MP3 downloads of today's meeting will be available on our website for your convenience.  I remind our webcast participants that the slides of the presenters also are available on our web site, www.nscorp.com, under the "Investors" section.  For those viewing the webcast, please be aware that the presentations also are posted on the NS website.  However, due to size and bandwidth limitations, you may experience delays in downloading them, and we ask for your patience.

Additionally, keep in mind that all references to reported results excluding certain adjustments, for example non-GAAP numbers, have been reconciled on our web site.  During the question-and-answer sessions, please identify yourself before you ask a question so that everyone can hear you, including our satellite listeners.

Please be advised that any forward-looking statements made during the course of this presentation represent our best, good faith judgment as to what may occur in the future.  Statements that are forward-looking can be identified by the use of words such as "believe," "expect," "anticipate" and "project."  Our actual results may differ materially from those projected and will be subject to a number of risks and uncertainties, some of which may be outside of our control.  Please refer to our Annual Report filed with the SEC for a discussion of those risks and uncertainties we view as most important.

          Before we begin, I'd like to point out a few changes to today's agenda. David Lawson, vice president Industrial Products, will follow Don Seale, executive vice president and Chief Marketing Officer, and then Danny Smith, senior vice president Energy and Properties, will present.  Additionally, Jim Hixon, executive vice president Law and Corporate Relations, will be presenting following our morning break instead of 2:30 as reflected on the agenda.

Now, it is my pleasure to introduce Norfolk Southern Chairman, President and CEO Wick Moorman.